EXHIBIT 10.1

Nestor Traffic Systems, Inc.
42 Oriental Street
Providence, RI  02908
May 1, 2006

Teodor Klowan
286 Prospect St.
Franklin, MA 02038

Dear Ted:

On behalf of Nestor Traffic Systems, Inc., I am pleased to offer you the position of Vice President, Corporate Controller and Chief Accounting Officer effective May 1, 2006.

In this role, you will be compensated at a rate of $5,250.00 semi-monthly, which factored over one-year (24 pay-periods) equals $126,000 annually, subject to return to $140,000 annually upon completion of Nestor’s cost reduction program. In addition, you will be eligible for the following Nestor benefits package:

•	Life and AD&D Insurance
•	Long Term Disability Insurance
•	Optional Life Insurance
•	You will be entitled to three weeks vacation, accrued at a rate of 3.75 days per quarter, commencing on the start of your services to Nestor (February 1, 2006)
•	You will receive 5 sick days and 2 personal days pro-rated to your date of hire
•	Nestor observes all recognized federal holidays plus provides 1 floating holiday

You are currently covered under another medical and dental plan and therefore will not be electing health and dental benefits through Nestor.

You will receive reimbursement for 40 hours of annual CPE training as well as professional memberships in the AICPA and FEI.

After you begin working for Nestor Traffic Systems, and upon approval by Nestor’s Board of Directors, we will grant you options to purchase 75,000 shares of the common stock of our parent company, Nestor, Inc. The exercise price of the options will be the fair market value of the stock on the day the option is granted. The options vest 20% on the date of grant and each of the first four anniversaries of the grant date and are subject to the terms of the grant and our 2004 Stock Incentive Plan.

You will be an at will employee of Nestor. Your employment will begin on May 1, 2006 and continue until termination by either party.

To indicate your acceptance of this offer, please sign one copy at the bottom and return it to Nestor.

Ted, I look forward to your acceptance of Nestor’s offer of employment and to share in some of the exciting times that our organization is experiencing.

ACCEPTED	Yours truly,

/s/ Teodor Klowan	/s/ William B. Danzell
Teodor Klowan, Jr.	William B. Danzell
President and CEO
Nestor, Inc.

Date: May 1, 2006	Date: May 1, 2006